Elizabeth Arden
                             (Company Red Door Logo)


FOR IMMEDIATE RELEASE


ELIZABETH ARDEN, INC. REPORTS STRONG FOURTH QUARTER AND YEAR END RESULTS
              AND PROVIDES GUIDANCE FOR FISCAL 2004

~ Better Than Expected Top Line Growth; Net Sales Up 12.5% for the Year;
                      18% for the Quarter ~
         ~ Fiscal 2003 EPS of $0.78; Ahead of Estimates ~

------------------------------------------------------------------------------
     New York, New York (March 19, 2003) - Elizabeth Arden, Inc. (NASDAQ:
RDEN), a leading global prestige fragrance and beauty products company, today reported a 12.5% increase in net sales for fiscal 2003 to $752.0 million. On a constant currency basis, net sales increased 11%. Earnings per diluted share advanced to $0.78 versus a loss of $(1.92) per share in fiscal 2002.

FISCAL 2003 RESULTS
-------------------

     Net sales for the year ended January 31, 2003 increased 12.5% to $752.0 million as compared to $668.1 million in fiscal 2002. Significant sales growth with the Company's mass retail customers, driven by the Company's "open-sell" program, new fragrance brands launched in U.S. department store accounts and internationally, and the positive impact of increased advertising and promotional activity, particularly its "Open for Beauty" campaign featuring Catherine Zeta-Jones, fueled top line growth. The Company's international business grew considerably, led by the strength of the new Elizabeth Arden fragrance launch, ardenbeauty, and the rebound in the Company's travel retail business. Selling, general and administrative expenses decreased as a percentage of net sales to 28.8% or $216.5 million, compared with 31.3% or $208.9 million in the prior year, despite a 25% increase in advertising.

     EBITDA (earnings before interest, taxes, depreciation, and amortization) increased by approximately 150% to $90.9 million, compared with EBITDA of $36.4 million for fiscal 2002 and cash flow from operations was $26.3 million, compared to $8.7 million in the prior year. Capital expenditures totaled $9.7 million, which was lower than planned. After accounting for the unusual items that impacted the prior year's results, this year's EBITDA increase reflects the higher sales activity, lower distribution expenses and reduced overhead costs, offset by the increased spending on advertising and promotion to support existing and new products.

     Net income before preferred dividends for the full fiscal year was $18.2 million, compared to a loss of $(29.8) million for the prior year. Net income attributable to common shareholders for the fiscal year increased to $14.5 million, or $0.78 per fully diluted share, compared to a net loss of $(33.3) million, or a loss of $(1.92) per share in the previous year. Earnings were positively impacted by a decrease in interest expense due to reduced borrowings and lower interest rates as well as a lower than planned effective tax rate.

     E. Scott Beattie, Chairman and Chief Executive Officer of Elizabeth Arden, Inc., commented, "We are very pleased with our performance and all of our accomplishments this year. Our significant improvement in profitability, despite a challenging retail environment, demonstrates the success of our 'follow the consumer' strategy. We significantly grew our business with our mass retail customers, which continue to be the fastest growing segment of the prestige fragrance market. We experienced double digit sales growth with several of our key retailers, and continued to build market share and strengthen our retail relationships. Wal-Mart, for example, awarded Elizabeth Arden the 'Supplier Award of Excellence' for the fourth quarter of 2002 in the cosmetics, fragrance, skin care and bath and body category, a multi-billion
dollar category.   Our 'open-sell' program, currently in over 4,500 doors,
continues to be successful and we plan to increase that program by an additional 1,500 doors this year. We also expanded our Designer Collectibles program to over 18,500 doors. This program allows retailers the opportunity to offer half ounce and travel size prestige fragrances at affordable price points on an 'open-sell' basis."

     The Company's results also reflect the benefits of restructuring initiatives implemented earlier in the year to reduce overhead costs and increase productivity. In particular, the Company consolidated distribution facilities from three facilities into two and re-balanced volumes more efficiently between its two remaining facilities, migrated various services, previously provided by Unilever, in-house or to lower cost providers, restructured its U.S. department store business and consolidated its financial information systems into a single enterprise application. In addition, the Company merged its mid-tier and prestige department store fragrance sales forces into a single unit. This is expected to improve the productivity of its sales forces and positively impact profitability. The Company expects to absorb any associated costs in the first half of the year, with the benefits impacting results in the second half of the year.

FOURTH QUARTER RESULTS
----------------------

     For the fourth quarter, net sales increased 18% to $169.8 million from $144.2 million in the fourth quarter of fiscal 2002. EBITDA for the quarter increased to $14.4 million compared to a loss of $(3.6) million in the prior year period. The net loss attributable to common shareholders was $(440,000), or a loss of $(0.02) per share versus a loss of $(20.1) million, or a loss of $(1.14) per share in the prior year period.

     Paul West, President and Chief Operating Officer added, "Our accomplishments also reflect the tremendous success of building and promoting the Elizabeth Arden brand and in creating consumer excitement globally. In addition, for the tenth consecutive year, Elizabeth Taylor's White Diamonds maintained its number one ranking in the mass and mid-tier retail channels and ranked number five in the department store fragrance bar. As a result of these successes, we intend to increase our advertising in fiscal 2004 to support and promote our core product franchises. Our plans for this year include new fragrance launches, a re-launch globally of our Elizabeth Arden green tea fragrance and several new skin care and color brands, including the recently launched First Defense skin care line. It is important to note that on a comparable store basis to reflect closed department store doors, our skin care and color businesses were up, as were our fragrance franchises across all channels. I am also very proud of what we have accomplished internationally. We achieved double digit year-over-year sales increases in several of our international markets, leveraging our advertising campaign and the successful launch of ardenbeauty."


     During fiscal 2003, the Company's balance sheet continued to improve. As previously announced, due to its improved financial and operating performance, the Company was able to amend its credit facility to provide for substantially better terms, including a reduction in interest costs, the elimination of certain financial covenants and the ability to use its expanded borrowing capacity to reduce high cost debt. The Company has retired $10.7 million of its senior notes, of which $5.5 million were repurchased in fiscal 2003 and $5.2 million in fiscal 2004. As of January 31, 2003, short-term borrowings under the Company's senior credit facility were $2.1 million, and the Company had cash and cash equivalents of $22.7 million. Availability under the credit facility at fiscal year end was $113 million versus $80 million as of January 31, 2002. Shareholders' equity increased 18% to $131.8 million as compared to $111.9 million at the end of the prior fiscal year.

FISCAL 2004 OUTLOOK
-------------------

     The Company's guidance for fiscal 2004 assumes some degree of economic uncertainty and caution due to the challenging retail environment in the U.S. Uncertain geopolitical events could, however, negatively impact the Company's performance. Based on current visibility, the Company estimates a 5% to 7% increase in net sales for the fiscal year ending January 31, 2004, assuming no impact for changes in exchange rates. Cash flow from operations is estimated to range between $40 million and $50 million for the year. Diluted earnings per share are estimated to increase by approximately 20% to 25% over the prior fiscal year. With respect to the first half of the fiscal year, the Company estimates a 5% to 7% increase in net sales. The Company estimates the loss per share, before giving effect to the anticipated tax benefit, to be in line with the results of the first half of the prior year, as the Company's increased advertising and promotional costs to support the Elizabeth Arden brands are spread over the seasonally slow first and second quarters. The Company anticipates a long-term top line growth rate of 4% to 6% and an EPS growth rate in excess of 20% per year.

CONFERENCE CALL INFORMATION
---------------------------

     The Company will host a conference call today at 10:00 a.m. Eastern Time to discuss fourth quarter and fiscal year-end results as well as its outlook for fiscal year 2004. All interested parties can listen to a live web cast of the Company's conference call by logging on to the Company's web site at www.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on either the Company's web site at www.elizabetharden.com or at www.firstcallevents.com/service/ajwz375472659gf12.html until March 26, 2003.

     Elizabeth Arden is a leading global prestige fragrance and beauty products company. The Company's portfolio of leading brands includes the fragrance brands Red Door, Elizabeth Arden green tea, 5th Avenue, ardenbeauty, Elizabeth Taylor's White Diamonds, Passion and Forever Elizabeth, White Shoulders, Geoffrey Beene's Grey Flannel, Halston, Halston Z-14, Unbound, PS Fine Cologne for Men, Design and Wings; the Elizabeth Arden skin care line, including Ceramides and Eight Hour Cream; and the Elizabeth Arden cosmetics line.

Company Contact:    Marcey Becker, Senior Vice President, Finance
                  (203) 462-5809

Investor Contact:   Cara O'Brien/Athan Dounis
                  FD Morgen-Walke Associates
                  (212) 850-5600

Press Contact: Laura Novak
                  FD Morgen-Walke Associates
                  (212) 850-5600

     In connection with the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans" and "projection") are not historical facts and may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations: our substantial indebtedness and debt service obligations; our ability to successfully and cost-effectively integrate acquired businesses or new brands; our absence of contracts with customers or suppliers and our ability to maintain and develop relationships with customers and suppliers; international and domestic economic and business changes that could impact consumer confidence; our customers' financial condition; our ability to access capital for acquisitions; the assumptions underlying our critical accounting estimates; the retention and availability of key personnel; changes in the retail, fragrance and cosmetic industries; our ability to launch new products and implement our growth strategy; the impact of competitive products and pricing; changes in product mix to less profitable products; risks of international operations, including foreign currency fluctuations; economic and political consequences of terrorist attacks and political instability in certain regions of the world, including a possible war in Iraq; delays in shipments, inventory shortages and higher costs of production due to interruption of operations at key manufacturing or fulfillment facilities that, after consolidations of manufacturing and fulfillment locations, manufacture or provide logistic services for the majority of our supply of certain products; changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations or accounting standards; legal and regulatory proceedings that affect, or will affect, our business; and other risks and uncertainties. We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                   (Financial Tables To Follow)

              ELIZABETH ARDEN, INC. AND SUBSIDIARIES
                CONSOLIDATED INCOME STATEMENT DATA
      (In thousands, except percentages and per share data)

                          Three Months Ended              Year Ended
                       January 31,   January 31,    January 31,   January 31,
                          2003          2002           2003          2002
                       -----------   -----------    -----------   -----------
Net Sales               $169,759      $144,200       $752,041      $668,097
Cost of Sales            102,276        97,528        444,628       422,705
                        --------      --------       --------      --------
Gross Profit              67,483        46,672        307,413       245,392
Gross Profit
 Percentage (a)             39.8%         32.4%          40.9%         36.7%

Selling, General and
 Administrative
 Expenses                 53,089        50,276        216,504       208,944
Depreciation and
 Amortization              5,419         7,766         22,700        30,585
                        --------      --------       --------      --------
Total Operating
 Expenses                 58,508        58,042        239,204       239,529

Interest Expense, Net    (10,754)      (10,564)       (43,075)      (44,763)
Other (Expense) Income      (144)          175             75            49

(Loss) Income Before
 Income Taxes             (1,923)      (21,759)        25,209       (38,851)
(Benefit from)
 Provision for Income
  Taxes                   (2,396)       (2,598)         7,059        (9,014)
                        --------      --------       --------      --------
Net Income (Loss)            473       (19,161)        18,150       (29,837)
Accretion and Dividend
 on Preferred Stock          913           938          3,653         3,438
                        --------      --------       --------      --------
Net (Loss) Income
 Attributable to Common
   Shareholders         $   (440)     $(20,099)      $ 14,497      $(33,275)
                        ========      ========       ========      ========

Basic (Loss) Earnings
 Per Share              $  (0.02)     $  (1.14)      $   0.82      $  (1.92)
Diluted (Loss) Earnings
 Per Share              $  (0.02)     $  (1.14)      $   0.78      $  (1.92)


Basic Shares              17,829        17,663         17,757        17,309
Diluted Shares            23,350        22,767         23,200        22,975


EBITDA                  $ 14,394      $ (3,604)      $ 90,909      $ 36,448
EBITDA Percentage (a)        8.5%         (2.5)%         12.1%          5.5%

------------------------
(a) Based on the percentages of net sales for the periods.

                             - more -

              ELIZABETH ARDEN, INC. AND SUBSIDIARIES
                 CONSOLIDATED BALANCE SHEET DATA
                          (In thousands)

                                           ------------As of-----------
                                           January 31,      January 31,
                                              2003             2002
                                           -----------      -----------
      Cash                                  $ 22,663         $ 15,913
      Accounts Receivable, Net               118,844           79,720
      Inventories                            200,876          192,736
      Property and Equipment, Net             36,216           38,268
      Brand Licenses and Trademarks, Net     205,534          212,011
      Total Assets                           627,620          596,765
      Short-Term Debt                          2,068            7,700
      Current Liabilities                    150,833          138,421
      Long-Term Liabilities                  329,309          334,430
      Total Debt                             322,397          336,133
      Preferred Stock                         15,634           11,980
      Shareholders' Equity                   131,844          111,934
      Working Capital                        216,461          190,290


                              # # #